Exhibit 99.1

 The Peoples Banctrust Co., Inc. Announces Fourth Quarter and Year End Results

    SELMA, Ala., Feb. 17 /PRNewswire-FirstCall/ -- The Peoples BancTrust Co., Inc. (Nasdaq: PBTC) today reported higher net income for its fourth quarter and fiscal year ended December 31, 2003, compared to the same periods in 2002.

    "Net income increased in 2003 to $5.3 million on the strength of higher non-interest income, gains on securities and gains on sales of other real estate owned," stated Elam P. Holley, Jr., President and Chief Executive Officer. "We made significant progress in improving our operating efficiencies during the year and expect our future results to benefit from these initiatives. In addition, we strengthened our balance sheet through continued improvements to our credit quality standards as evidenced by a significant drop in non-accruing loans and a lower provision for loan losses."

    Net income for the fourth quarter of 2003 rose to $2.1 million, or $0.38 per diluted share, compared with $2.0 million, or $0.35 per diluted share, in the fourth quarter of 2002.

    Total interest income was $9.6 million for the fourth quarter of 2003, compared with $10.8 million in the fourth quarter of 2002. The decline in interest income was due to the lower interest rate environment and reduced loan volume compared with the fourth quarter of 2002.

    Interest and fees on loans declined 14.8% to $7.7 million compared with the fourth quarter of last year. Declines in both average loan balances and average loan yields contributed to the decrease. Interest earned on investment securities increased slightly by 3.2% to $1.8 million for the fourth quarter 2003.

    Total interest expense was $3.0 million in the fourth quarter of 2003 compared with $3.4 million in the fourth quarter of 2002. Lower interest rates were the primary factor in this decrease, as total deposit balances increased between the two periods. Total deposits increased 7.8% to $643.8 million at the end of the fourth quarter of 2003 compared with the end of the fourth quarter of 2002.

    Net interest income for the fourth quarter of 2003 was $6.7 million compared with $7.5 million in the fourth quarter of 2002. Net interest income after provision for loan losses was $5.7 million in the fourth quarter of 2003 compared with $6.3 million in the fourth quarter of 2002. Provision for loan losses in the fourth quarter of 2003 totaled $1.0 million compared with $1.2 million for the same period in 2002.

    "We believe the reduced provision for loan losses in the fourth quarter reflects the significant improvements we made in the overall quality of our loan portfolio since last year," continued Mr. Holley. "Our non-accruing loans are down 64% from the fourth quarter of last year, a $3.9 million reduction to $2.2 million. At the same time, our reserve coverage for non-accruing loans increased from 167% at the end of 2002, to 544% at the end of 2003."

    Non-interest income, net of securities gains, was $2.4 million in the fourth quarter of 2003, compared with $2.5 million in the fourth quarter of 2002. The slight decline from the prior year was primarily due to a one time, nonrecurring referral incentive payment recognized in the fourth quarter of 2002 that was not present in the fourth quarter of 2003. Net security gains were $99,000 in the fourth quarter of 2003 compared with $112,000 in the fourth quarter of last year.

    Non-interest expense increased 11.4% to $6.8 million in the fourth quarter of 2003, compared with $6.1 million in the fourth quarter of 2002. The increase was primarily due to higher pension expense accrual in the fourth quarter of 2003.

    Year-End Results

    For 2003, net income was $5.3 million, or $0.96 per diluted share, compared with $5.1 million, or $0.92 per diluted share, for 2002.

    Total interest income for 2003 was $38.8 million compared with $43.9 million in 2002. Total interest expense was $12.0 million in 2003, compared to $14.4 million for 2002.

    Net interest income for 2003 was $26.8 million compared with $29.5 million in 2002. Net interest income after provision for loan losses was $21.1 million in 2003 compared with $22.3 million in 2002. Provision for loan losses in 2003 totaled $5.7 million compared with $7.2 million for 2002.

    Compared with 2002, non-interest income, net of securities gains and gains on sale of other real estate owned, rose 4.7% in 2003 to $9.4 million and non-interest expense was up 3.4% to $25.6 million compared with 2002.

    Outlook for 2004

    "Peoples BancTrust made solid progress in improving the efficiency of our operations and strengthening our loan quality in 2003," concluded Mr. Holley. "Our near-term expectations are similar to our fourth quarter's operating results. Those results were obviously affected by the low interest rate environment and weak loan demand. However, we believe we are extremely well positioned to take advantage of an improving economy in 2004."

    About Peoples BancTrust Co., Inc.

    The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 22 offices located in nine Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Lee, Shelby, Tallapoosa and Tuscaloosa).

    Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission. The Peoples BancTrust Co., Inc. is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

    Earnings Summary:
    (Dollars in thousands except per share amounts)

                                 Three Months Ended        Year Ended
                                      Dec. 31,               Dec. 31,
                                --------------------  --------------------
                                   2003       2002       2003       2002
                                ---------  ---------  ---------  ---------

    Total interest income          $9,629    $10,826    $38,842    $43,966
    Total interest expense          2,938      3,366     12,014     14,422
                                ---------  ---------  ---------  ---------
    Net interest income             6,690      7,460     26,827     29,544
    Provision for loan losses       1,018      1,152      5,706      7,204
                                ---------  ---------  ---------  ---------
    Net interest income after
     provision for loan losses      5,672      6,308     21,121     22,340
    Net securities gains               99        112      1,069        762
    Gains on sales of other
     real estate owned              1,231          -      1,259          -
    Other noninterest income        2,444      2,524      9,445      9,017
    Noninterest expense             6,765      6,075     25,592     24,747
                                ---------  ---------  ---------  ---------
    Income before income taxes      2,681      2,869      7,302      7,372
    Provision for income taxes        578        875      1,965      2,235
                                ---------  ---------  ---------  ---------
    Net income                     $2,104     $1,994     $5,338     $5,137
                                =========  =========  =========  =========

    Basic net income per share      $0.38      $0.35      $0.96      $0.92
    Diluted net income per
     share                          $0.38      $0.35      $0.96      $0.92

    Basic weighted average
     number of shares
     outstanding                5,563,082  5,562,784  5,562,867  5,562,784
    Diluted average number of
     shares outstanding         5,593,703  5,578,816  5,587,802  5,577,986


    Balance Sheet Summary:
    (Dollars in thousands except per share amounts)
                                                        As of      As of
                                                       Dec. 31,   Dec. 31,
                                                         2003       2002
                                                      ---------  ---------

    Total assets                                       $778,739   $740,261
    Loans, net of the unearned discount                 461,842    499,258
    Allowance for possible loan losses                  (11,995)   (10,257)
    Total deposits                                      643,757    596,972
    Total borrowed funds                                 57,127     67,478
    Stockholders' equity                                 72,779     71,181
    Book value per share                                 $13.08     $12.80



SOURCE  Peoples Banctrust Co., Inc.
    -0-                             02/17/2004
    /CONTACT: Andrew C. Bearden, Jr., Executive Vice President & Chief Financial Officer of Peoples Banctrust Co., Inc., +1-334-875-1000/
    (PBTC)

CO:  Peoples Banctrust Co., Inc.
ST:  Alabama
IN:  FIN
SU:  ERN